UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

Supernus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

Incorporation)

001-35518	20-2590184
(Commission File Number)	(IRS Employer Identification No.)

1550 East Gude Drive, Rockville MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 838-2500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)                                  Modification of Compensatory Arrangements with Executive Officers

On March 3, 2015, the Compensation Committee of Supernus Pharmaceuticals, Inc. (the “Company”) recommended, and the Board of Directors of the Company approved, modifications of the compensation of its executive officers, as follows:

The annual base salary of Jack A. Khattar, the Company’s President and Chief Executive Officer, was increased from $486,675 to $525,000.  Mr. Khattar was awarded a 2014 bonus of $292,000 and was granted options to purchase 250,000 shares of common stock.  In addition, Mr. Khattar’s bonus target for 2015 was increased to 60% of his base salary compared with 50% in 2014.

The annual base salary of Gregory S. Patrick, the Company’s Vice President and Chief Financial Officer, was increased from $318,270 to $331,000.  Mr. Patrick was awarded a 2014 bonus of $118,000 and was granted options to purchase 50,000 shares of common stock.  In addition, Mr. Patrick’s bonus target for 2015 was increased to 40% of his base salary compared with 35% in 2014.

The annual base salary of Stefan K.F. Schwabe, MD, Ph.D., the Company’s Executive Vice President and Chief Medical Officer, was increased from $342,860 to $357,000.  Dr. Schwabe was awarded a 2014 bonus of $143,000 and was granted options to purchase 50,000 shares of common stock.

The annual base salary of Padmanabh P. Bhatt, Ph.D., the Company’s Senior Vice President, Intellectual Property and Chief Scientific Officer, was increased from $324,635 to $338,000.  Dr. Bhatt was awarded a 2014 bonus of $101,000 and was granted options to purchase 30,000 shares of common stock.

The annual base salary of Jones W. Bryan, Ph.D., the Company’s Vice President of Business Development, was increased from $265,225 to $276,000.  Dr. Bryan was awarded a 2014 bonus of $86,000 and was granted options to purchase 25,000 shares of common stock.

The annual base salary of Victor L. Vaughn, the Company’s Senior Vice President of Sales, was increased from $283,250 to $292,000.  Mr. Vaughn was awarded a 2014 bonus of $88,000 and was granted options to purchase 35,000 shares of common stock.  In addition, Mr. Vaughn’s bonus target for 2015 was increased to 35% of his base salary compared with 30% in 2014.

These increases were the result of the Compensation Committee’s annual compensation review for executive officers.  These increases in annual base salary became effective on January 1, 2015.  Vesting for all stock option grants will occur annually in equal increments over a four year period. The exercise price for the executive officer option grants is $9.13 per share, based on the closing price of March 3, 2015, the date of approval of the grants by the full board of directors.  All other terms and conditions of the Company’s compensatory arrangements with these executive officers remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERNUS PHARMACEUTICALS, INC.

DATED: March 6, 2015	By:	/s/ Gregory S. Patrick
Gregory S. Patrick
Vice-President and Chief Financial Officer